Exhibit 5.1

October 23, 2014 Tesoro Logistics LP 19100 Ridgewood Parkway San Antonio, Texas 78259	Fulbright & Jaworski LLP 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201-2784 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Re:	Registration Statement No. 333-185926 – Issuance of 23,000,000 common units

Ladies and Gentlemen:

We have acted as counsel to Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the offering and sale by the Partnership of an aggregate of 23,000,000 common units representing limited partner interests in the Partnership, including an over-allotment option to purchase up to 3,000,000 common units representing limited partner interests in the Partnership (collectively, the “Common Units”) pursuant to an underwriting agreement dated October 20, 2014 (the “Underwriting Agreement”), by and among the Partnership, Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (the “Underwriters”). The Common Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 7, 2013 (Registration No. 333-185926) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus Supplement dated October 20, 2014 to the Prospectus dated January 7, 2013 (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issue of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, the Common Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required by the partnership agreement of the Partnership), and non-assessable, except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act and as described in the Prospectus.

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.

Fulbright & Jaworski LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz, Inc.), each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

Tesoro Logistics LP October 23, 2014 Page 2

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as Exhibit 5.1 to the Partnership’s Form 8-K filed on or about the date hereof and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fulbright & Jaworski LLP